EXHIBIT 99

                               FOR IMMEDIATE RELEASE

             NIKE, INC. REPORTS THIRD QUARTER EARNINGS PER SHARE OF $1.37

                               Revenue up 9 percent

                       Worldwide futures orders up 9 percent


BEAVERTON, Ore. (22 March, 2007) - NIKE, Inc. (NYSE:NKE) today reported financial results for the third quarter ended February 28, 2007. For the quarter, revenue grew 9 percent to $3.9 billion, compared to $3.6 billion for the same period last year. Changes in currency exchange rates increased revenue growth by 3 percentage points for the quarter. Third quarter net income grew 8 percent to $350.8 million, compared to $325.8 million in the prior year and diluted earnings per share increased 10 percent to $1.37, versus $1.24 last year.

"We had a strong third quarter. Our mix of compelling product and premium consumer experiences drove a meaningful acceleration of futures orders," said Mark Parker, Nike, Inc. president and chief executive officer. "We continue to grow because we're innovative, disciplined, and connected to our consumers."*

Futures Orders

The Company reported worldwide futures orders for athletic footwear and apparel, scheduled for delivery from March 2007 through July 2007, totaling $6.0 billion, 9 percent higher than such orders reported for the same period last year. Changes in currency exchange rates increased reported orders growth by 1 percentage point.*

By region, futures orders for the U.S. increased 8 percent; Europe (which includes the Middle East and Africa) increased 9 percent; Asia Pacific grew 14 percent; and the Americas increased 2 percent. Changes in currency exchange rates increased the reported futures orders growth in Europe and Asia Pacific by 2 percentage points; and in the Americas region decreased reported futures growth by 1 percentage point.*

Regional Highlights

U.S.
____
During the third quarter, U.S. revenues increased 2 percent to $1.5 billion versus $1.4 billion for the third quarter of fiscal 2006. U.S. athletic footwear revenues increased 2 percent to $1.0 billion, apparel revenues increased 1 percent to $371.3 million and equipment revenues increased 11 percent to $77.8 million. U.S. pre-tax income decreased 2 percent to $280.2 million from $286.2 million a year ago.

Europe
______
Third quarter revenues for the European region grew 15 percent to $1.1 billion from $980.1 million for the same period last year. Changes in currency exchange rates increased revenue growth by 9 percentage points. Footwear revenues increased 12 percent to $630.0 million, apparel revenues increased 19 percent to $413.2 million and equipment revenues increased 18 percent to $81.6 million. Pre-tax income increased 18 percent to $246.5 million.

Asia Pacific
____________
In the third quarter revenues in the Asia Pacific region grew 11 percent to $589.9 million compared to $532.3 million a year ago. Changes in currency exchange rates increased revenue by 3 percentage points. Footwear revenues increased 12 percent to $319.4 million, apparel revenues increased 9 percent to $217.4 million and equipment revenues grew 8 percent to $53.1 million. Pre-tax income increased 6 percent to $126.4 million.

Americas
________
Revenues in the Americas region increased 5 percent to $212.5 million compared to $203.1 million in the third quarter of fiscal 2006. Changes in currency exchange rates did not have a significant impact on revenue growth. Footwear revenues were up 6 percent to $152.8 million, apparel revenues declined 5 percent to $42.3 million and equipment revenues grew 16 percent to $17.4 million. Pre-tax income was up 6 percent to $40.7 million.

Other Businesses
________________
For the third quarter, Other business revenues, which are comprised of results from Cole Haan Holdings Incorporated, Converse Inc., Exeter Brands Group LLC, Hurley International LLC, NIKE Bauer Hockey Inc., and NIKE Golf grew 15 percent to $522.7 million from $454.5 million last year. Pre-tax income increased 53 percent to $68.4 million for the quarter.

Income Statement Review

Gross margins were 44.2 percent during the third quarter compared to 43.6 percent for the same period in the prior year.

Selling and administrative expenses were 31.7 percent of third quarter revenues, compared to 30.1 percent last year. Results for the third quarter included $17.8 million, net of taxes, related to the expensing of stock options, which reduced diluted earnings per share by $0.07. Excluding stock option expense third quarter net income increased 13 percent and diluted earnings per share increased 16 percent to $1.44.

The effective tax rate for the third quarter declined to 32.3 percent mainly due to a new European tax agreement, which was finalized in the second quarter of fiscal 2007 and the retroactive reinstatement of the U.S. research and development tax credit signed into law in December.

Balance Sheet Review

At quarter end, global inventories stood at $2.2 billion, an increase of 7 percent from February 28, 2006. Cash and short-term investments were $2.3 billion at the end of the quarter, compared to $2.0 billion last year.

Share Repurchase

During the third quarter, the Company purchased a total of 906,700 shares for approximately $91 million in conjunction with the Company's four-year $3 billion share repurchase program approved by the Board of Directors in June 2006.

Stock Split

On February 15, 2007 the Board declared a two-for-one stock split of the Company's Class A and Class B common stock to be effected in the form of a 100% common stock dividend. All shareholders of record at the close of business on March 12, 2007 will receive one additional share of common stock for each share held on that date. The additional share of common stock will be distributed on April 2, 2007. Information pertaining to shares and earnings per share does not reflect this split. Information reflecting the stock split will be presented after the stock dividend is distributed.


           MEDIA CONTACT:                    INVESTOR CONTACT:
           Alan Marks                        Pamela Catlett
           503.671.4235                      503.671.4589



NIKE, Inc. based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly owned Nike subsidiaries include Cole Haan Holdings Incorporated, a leading designer and marketer of luxury shoes, handbags, accessories and coats; Converse Inc., which designs, markets and distributes athletic footwear, apparel and accessories; Exeter Brands Group LLC, which designs and markets athletic footwear and apparel for the value retail channel; Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories and NIKE Bauer
Hockey Inc., a leading designer and distributor of hockey equipment.

NIKE's earnings releases and other financial information are available on the Internet at www.nikebiz.com/invest.

* The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the S.E.C., including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and "at once" orders, exchange rate fluctuations, order cancellations and discounts, which may vary significantly from quarter to quarter, and because a significant portion of the business does not report futures orders.



                           (Tables Follow)



                                     NIKE, INC.
                           CONSOLIDATED FINANCIAL STATEMENTS
                         FOR THE PERIOD ENDED FEBRUARY 28, 2007

                                   (In millions, except per share data)
                                QUARTER ENDED                 YEAR TO DATE ENDED
INCOME STATEMENT             2/28/2007   2/28/2006  %Chg    2/28/2007   2/28/2006  %Chg
=======================================================  ============================
Revenues                      $3,926.9    $3,612.8    9%    $11,942.7   $10,949.5    9%
Cost of sales                  2,191.7     2,038.7    8%      6,701.2     6,115.9   10%
                           _______________________           ______________________
Gross margin                   1,735.2     1,574.1   10%      5,241.5     4,833.6    8%
                                44.2 %      43.6 %             43.9 %      44.1 %

Selling and administrative
 expense                       1,243.3     1,086.6   14%      3,756.7     3,245.7   16%
                                31.7 %      30.1 %             31.5 %      29.6 %

Interest income, net             (15.8)       (8.4)  88%        (43.0)      (20.5) 110%
Other income, net                (10.3)      (10.7)  -4%        (13.3)      (22.0) -40%
                           -----------------------           ----------------------

Income before income taxes       518.0       506.6    2%      1,541.1     1,630.4   -5%

Income taxes                     167.2       180.8   -8%        487.5       571.2  -15%
                           -----------------------           ----------------------
                                32.3 %      35.7 %             31.6 %      35.0 %

Net income                      $350.8      $325.8    8%     $1,053.6    $1,059.2   -1%
                           =========================         ======================
Diluted EPS                      $1.37       $1.24   10%        $4.14       $4.00    4%
                           =======================           ======================
Basic EPS                        $1.39       $1.26   10%        $4.18       $4.08    2%
                           =======================           ======================


Weighted Average Common Shares Outstanding:

Diluted                       255.4       263.4              254.8       264.6
Basic                         252.3       258.9              252.1       259.6
                        =======================         =======================
Dividends declared            $0.37       $0.31              $1.05       $0.87
                        =======================         =======================



NIKE, INC.
BALANCE SHEET                                     2/28/2007    2/28/2006
=========================================================================
                                                       (In millions)
   ASSETS
Current assets:
   Cash and equivalents                            $1,879.2     $1,472.1
   Short-term investments                             390.5        535.0
   Accounts receivable, net                         2,532.0      2,351.6
   Inventories                                      2,167.8      2,034.2
   Deferred income taxes                              184.4        115.0
   Prepaid expenses and other
     current assets                                   486.2        536.8

   Total current assets                             7,640.1      7,044.7

Property, plan and equipment                        3,568.9      3,283.2
   Less accumulated depreciation                    1,914.3      1,684.8
   Property, plant and equipment, net               1,654.6      1,598.4

Identifiable intangible assets, net                   406.1        406.2
Goodwill                                              130.8        135.3
Deferred income taxes and other assets                387.0        333.6

                                                 ------------------------
Total assets                                      $10,218.6     $9,518.2
                                                 ========================

   LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Current portion of long-term debt                 $ 30.6       $254.7
   Notes payable                                       96.0         79.3
   Accounts payable                                   800.9        785.8
   Accrued liabilities                              1,310.5      1,128.9
   Income taxes payable                                74.7         55.5

   Total current liabilities                        2,312.7      2,304.2

Long-term debt                                        419.4        411.3
Deferred income taxes and other liabilities           638.2        540.8
Redeemable preferred stock                              0.3          0.3
Shareholders' equity                                6,848.0      6,261.6

                                                 ------------------------
Total liabilities and shareholders' equity        $10,218.6     $9,518.2
                                                 ========================




NIKE, INC.                     QUARTER ENDED                YEAR TO DATE ENDED
DIVISIONAL REVENUES        2/28/2007  2/28/2006  %Chg    2/28/2007  2/28/2006  %Chg
=====================================================  ============================
                                               (In millions)

U.S. Region
     Footwear               $1,027.9   $1,005.9    2%     $2,986.4   $2,838.5    5%
     Apparel                   371.3      366.6    1%      1,278.2    1,195.9    7%
     Equipment                  77.8       70.3   11%        232.3      224.4    4%
                         ----------------------        ----------------------
          Total              1,477.0    1,442.8    2%      4,496.9    4,258.8    6%

EMEA Region
     Footwear                  630.0      563.8   12%      1,850.9    1,782.1    4%
     Apparel                   413.2      347.1   19%      1,321.2    1,161.9   14%
     Equipment                  81.6       69.2   18%        259.8      231.0   12%
                         ----------------------        ----------------------
          Total              1,124.8      980.1   15%      3,431.9    3,175.0    8%

Asia Pacific Region
     Footwear                  319.4      284.1   12%        862.8      766.9   13%
     Apparel                   217.4      199.0    9%        668.9      590.1   13%
     Equipment                  53.1       49.2    8%        154.8      138.2   12%
                         ----------------------        ----------------------
          Total                589.9      532.3   11%      1,686.5    1,495.2   13%

Americas Region
     Footwear                  152.8      143.7    6%        510.2      478.7    7%
     Apparel                    42.3       44.4   -5%        149.2      140.5    6%
     Equipment                  17.4       15.0   16%         58.1       49.7   17%
                         ----------------------        ----------------------
          Total                212.5      203.1    5%        717.5      668.9    7%

                             3,404.2    3,158.3    8%     10,332.8    9,597.9    8%

Other                          522.7      454.5   15%      1,609.9    1,351.6   19%

Total NIKE, Inc. revenues   $3,926.9   $3,612.8    9%    $11,942.7  $10,949.5    9%






NIKE, INC.
                            QUARTER ENDED                    YEAR TO DATE ENDED
PRE-TAX INCOME1,*         2/28/2007    2/28/2006  %Chg      2/28/2007    2/28/2006  %Chg
===================================================================================
                                                 (In millions)

U.S. Region              $  280.2   $  286.2     -2%        $  885.1   $  897.1     -1%
EMEA Region                 246.5      208.7     18%           707.8      733.1     -3%
Asia Pacific Region         126.4      119.6      6%           365.2      326.2     12%
Americas Region              40.7       38.5      6%           148.9      140.5      6%
Other                        68.4       44.6     53%           210.6      107.6     96%

Corporate2                 (244.2)    (191.0)   -28%          (776.5)    (574.1)   -35%
                        ______________________              _____________________
Total pre-tax income1    $  518.0   $  506.6      2%         $1,541.1   $1,630.4    -5%
                        ======================              =====================


_____________________




1 The Company evaluates performance of individual operating segments based on pre-tax income. Total pre-tax income equals Income before income taxes as shown on the Consolidated Income Statement.

2 "Corporate" represents items necessary to reconcile to total pre-tax income, which includes corporate costs that are not allocated to the operating segments for management reporting and intercompany eliminations for specific items in the Consolidated Income Statement.

* Certain prior year amounts have been reclassified to conform to fiscal year 2007 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.






NIKE, INC
NET INCOME AND DILUTED            QUARTER ENDED                 YEAR TO DATE ENDED
EPS RECONCILIATION1           2/28/2007   2/28/2006  %Chg    2/28/2007   2/28/2006  %Chg
===================================================================================
                                      (In millions, except per share data)

Net income, as reported      $  350.8    $  325.8      8%   $1,053.6    $1,059.2    -1%

Exclude: Stock-based compensation
 expense, net of tax2            17.8          --               78.1          --
                             ______________________         ______________________

Net income, excluding stock-based
compensation expense2        $  368.6    $  325.8     13%   $1,131.7    $1,059.2     7%
                            =======================         ======================

Diluted EPS, as reported     $   1.37    $   1.24     10%   $   4.14    $   4.00     4%

Diluted EPS, excluding
stock-based compensation
expense2                     $   1.44    $   1.24     16%   $   4.44    $   4.00    11%



_____________________

1 This schedule is intended to satisfy the quantitative reconciliation for non-GAAP financial measures in accordance with Regulation G of the Securities and Exchange Commission.

2 This charge relates to stock compensation expensed in accordance with stock options and ESPP shares issued to employees and expensed in accordance with SFAS 123(R) "Share Based Payment", which was adopted by the Company during its first fiscal quarter ended August 31, 2006.

